UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  June 18, 2010

  MIPS TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-24487 (Commission File Number)	77-0322161 (IRS Employer Identification No.)

955 East Arques Avenue
Sunnyvale, CA  94085
(Address of Principal Executive Offices, including zip code)

(408) 530-5000
(Registrant's telephone number including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities.

MIPS Technologies, Inc. (the “Company”) has initiated an internal restructuring aimed at reducing operating expenses and aligning the Company's spending more closely with its current opportunities, including its previously disclosed development investments in Android-related mobile technologies.  The Company expects these reductions will save approximately $2.0 to $2.4 million in operating expenses in the coming fiscal year.  The Company plans to incur a restructuring charge in its current quarter of approximately $1.0 million, virtually all of which represents cash severance costs.  The Company committed to and began to implement the restructuring on June 18, 2010.   The Company expects to complete its internal restructuring within two months.

The Company confirmed that the restructuring was implemented for the purpose of strategic alignment and is not related to current period performance.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company also announced that Sandy Creighton, Vice President of Corporate Administration, who has been an officer of the Company since 1998, volunteered to be included in the restructuring and has resigned as an executive officer of the Company, effective as of June 23, 2010.  She will remain with the Company as an interim vice president of human resources during a transition period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIPS TECHNOLOGIES, INC. (Registrant)

Date: June 23, 2010	By:	/s/ GAIL SHULMAN
Name: Gail Shulman
Title: Vice President, General Counsel & Secretary